SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only(as permitted by Rule 14a-6(e)(2))
X Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

x	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
o	Fee paid previously with preliminary materials.
o
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of Stockholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 on Thursday, June 18, 2015 at 9:00 a.m. local time, for the following purposes:

(1) To elect Directors;

(2) To ratify the selection by the audit committee of our board of directors of the firm of Ernst & Young, LLP as our independent registered public accountants for the year ending December 31, 2015;

(3) To consider and vote on a stockholder proposal; and

(4) To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 20, 2015 will be entitled to notice of and to vote at the meeting.  A list of stockholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope.  This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Jude I. Bricker,
Secretary
May 8, 2015
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DRIVE
LAS VEGAS, NEVADA 89144
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2015

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 18, 2015, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Our annual meeting of stockholders will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, on Thursday, June 18, 2015, at 9:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May 8, 2015. Our annual report for the year ended December 31, 2014, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of our independent registered public accountants.  In addition, our management will report on our performance during the 2014 year and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 20, 2015, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  Seating, however, may be limited.  Admission to the meeting will be on a first-come, first-served basis.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business.  As of the record date, we had 17,148,965 shares of common stock outstanding.  Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

How do I vote?

To vote you must complete and return a written proxy card.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote.  “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes.  Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.  All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention Jude Bricker, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote FOR election of the nominated slate of directors, FOR the ratification of Ernst & Young, LLP as our independent registered public accountants and AGAINST the stockholder proposal relating to accelerated vesting on executive equity awards.
    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?

Election of Directors.  Our By-Laws, as amended in February 2015, require that in an uncontested election, each director must be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation after consideration and a recommendation by the nominating committee. The majority voting standard does not apply in the event the number of nominees for director exceeds the number of directors to be elected. In those circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

With regard to the election of directors, the board intends to nominate the six persons identified as its nominees in this proxy statement. Because we have not received notice from any stockholder of an intent to nominate directors at the annual meeting, each of the directors must be elected by a majority of votes cast. For these purposes, abstentions and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
     Other Items.  To approve the ratification of our independent registered public accountants, to approve the stockholder proposal and for each other item, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes are not considered as shares voting or as votes cast with respect to any such matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposals to approve the appointment of our independent registered public accountants or the stockholder proposal seeking to prohibit accelerated vesting on executive equity awards in the event of a change in control.

Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.
How will proxies be solicited?

Proxies will be solicited by mail.  Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services.  Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock.  We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes.  This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 20, 2015, by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 20, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

Each stockholder’s percentage ownership in the following table is based on 17,148,965 shares of common stock outstanding as of April 20, 2015 and treating as outstanding all options held by that stockholder and exercisable within 60 days of April 20, 2015.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Maurice J. Gallagher, Jr. (1)	3,661,939	21.3%
T. Rowe Price Associates, Inc. (2)	2,514,434	14.7%
Wasatch Advisors, Inc. (3)	1,402,767	8.2%
Renaissance Technologies, LLC (4)	1,373,500	8.0%
BlackRock, Inc. (5)	1,129,853	6.6%
The Vanguard Group (6)	913,689	5.3%
Franklin Resources (7)	900,120	5.2%

Named Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	3,661,939	21.3%
Montie Brewer (8)	9,000	*
Gary Ellmer (9)	2,420	*
Linda A. Marvin (10)	3,000	*
Charles W. Pollard (11)	3,000	*
John Redmond (12)	30,750	*
Scott M. Allard (13)	5,991	*
Jude I. Bricker (14)	6,992	*
Andrew C. Levy (15)	35,213	*
Scott Sheldon (16)	8,012	*
All executive officers and directors as a group (10 persons) (17)	3,734,467	21.8%

*	Represents ownership of less than one percent.

(1)
The address of Maurice J. Gallagher, Jr., is 1201 N. Town Center Drive, Las Vegas, Nevada 89144. These shares include 257,200 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include options to purchase 11,676 shares which are presently exercisable and 4,226 shares of restricted stock not yet vested. Of Mr. Gallagher's ownership, 800,000 shares are pledged under a line of credit agreement with a balance of less than 20% of the value of the pledged stock as of April 2015.

(2)
Information is based on a Schedule 13G/Amendment No. 5 filed with the Securities and Exchange Commission on February 10, 2015, by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The Schedule 13G/Amendment No. 5 reports that as of December 31, 2014, T. Rowe Price New Horizons Fund, Inc. (an investment company) has sole voting power over 1,558,200 shares and T. Rowe Price Associates, Inc. (an investment adviser) has sole voting power over 468,032 shares and sole dispositive power over 2,514,434 shares. The address of these beneficial owners is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on February 17, 2015, by Wasatch Advisors, Inc. as an investment adviser. The Schedule 13G/Amendment No. 1 reports that as of December 31, 2014, Wasatch Advisors, Inc. has sole voting and dispositive power over the shares indicated. The address of this beneficial owner is 505 Wakara Way, Salt Lake City, UT 84108.

(4)
Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on February 12, 2015, by Renaissance Technologies, LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC"). The Schedule 13G/Amendment No. 1 reports that as of December 31, 2014, RTC (an investment adviser) and RTHC, by virtue of its majority ownership of RTC, have sole voting and dispositive power over the shares indicated. The address of these beneficial owners is 800 Third Avenue, New York, NY 10022.

(5)
Information is based on a Schedule 13G/Amendment No. 5 filed with the Securities and Exchange Commission on January 29, 2015, by BlackRock, Inc.  The Schedule 13G/Amendment No. 5 reports that as of December 31, 2014, BlackRock, Inc. has sole voting power over 1,104,922 shares and sole dispositive power over 1,129,853 shares which are owned by various subsidiaries of BlackRock, Inc. with no subsidiaries owning more than 5% of our outstanding common stock. The address of this beneficial owner is 55 East 52nd Street, New York, NY 10022.

(6)
Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on February 11, 2015, by The Vanguard Group as an investment adviser. The Schedule 13G/Amendment No. 1 reports that as of December 31, 2014, The Vanguard Group beneficially owns the indicated shares with sole voting power over 17,636 shares, sole dispositive power over 913,689 shares and shared dispositive power over 17,436 shares. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2015, by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr.  The shares reported are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of FRI.  Each of Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) owns in excess of 10% of the common stock of FRI and they are the principal stockholders of FRI.  Such investment manager subsidiaries have investment discretion or voting power over the shares reported. Under the rules of the Securities and Exchange Commission, FRI and the Principal Stockholders may be deemed to be the beneficial owner of securities held by persons for whom FRI or its affiliates provide investment management services.  FRI, the Principal Stockholders and each of FRI’s investment management subsidiaries disclaim any pecuniary interest in the securities reported as beneficially owned by them. Other than Franklin Advisers, Inc. which has sole voting power over 864,721 shares and sole dispositive power over 873,621 shares, none of these entities owns more than 5% of our outstanding common stock. The address of this beneficial owner is One Franklin Parkway, San Mateo, California 94403.

(8)	Includes 1,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.

(9)	Includes 1,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.

(10)	Includes 1,000 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.

(11)	Includes 1,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.

(12)
Includes 1,000 shares of restricted stock held by Mr. Redmond not yet vested as of the date of this proxy statement. Mr. Redmond's shares are in a brokerage account securing a line of credit with a balance of less than 25% of the value of Mr. Redmond's shares as of April 2015.

(13)	Includes 4,554 shares of restricted stock held by Mr. Allard not yet vested as of the date of this proxy statement and also includes options to purchase 2,596 shares which are presently exercisable.

(14)	Includes 4,554 shares of restricted stock held by Mr. Bricker not yet vested as of the date of this proxy statement and also includes options to purchase 2,596 shares which are presently exercisable.

(15)	Mr. Levy was President and Chief Operating Officer until his employment terminated in September 2014.

(16)	Includes 4,554 shares of restricted stock held by Mr. Sheldon not yet vested as of the date of this proxy statement and also includes options to purchase 2,596 shares which are presently exercisable.

(17)
See footnotes 1, 8, 9, 10, 11, 12, 13, 14 and 16. Also includes 3,363 shares of stock, including 1,444 shares of unvested restricted stock, beneficially owned by Gregory Anderson, an executive officer not included in the named executive officers in this proxy statement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2014:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (b)

Equity compensation plans approved by security holders (c)	88,749	$69.43	1,352,332

(a)
The shares shown as to be issued under equity compensation plans approved by our security holders excludes restricted stock awards as these shares are deemed to have been issued. In addition to the above, there were 98,795 shares of nonvested restricted stock as of December 31, 2014.

(b)
The shares shown as remaining available for future issuance under equity compensation plans are reduced for cash-settled stock appreciation rights (“SARs”).  Although these cash-settled SARs will not result in the issuance of shares, the number of cash-settled SARs reduces the number of shares available for other awards.

(c)	There are no securities to be issued under any equity compensation plans not approved by our security holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2014 through the date of this statement, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of our equity securities have been complied with except that the Form 4 to report the exercise of cash-settled stock appreciation rights by Scott Allard in June 2014 was reported one day late. We note we have a more than 10% owner which is not an insider. This 10% owner did not file any reports on Form 4 or Form 5 during 2014, but its filings with the Securities and Exchange Commission expressly deny its beneficial ownership of the securities reflected in the report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our by-laws provide that there shall be six directors.  Each year, all members of our board of directors are to be elected.  All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of April 30, 2015:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	65	Chief Executive Officer, Chairman of the Board	2001
Montie Brewer (2) (3)	57	Director	2009
Gary Ellmer (3) (4)	61	Director	2008
Linda A. Marvin (3) (4)	53	Director	2013
Charles Pollard (2) (4)	57	Director	2009
John Redmond (2) (4)	56	Director	2007

(1)	Each director serves for a one-year term with all directors being elected at each stockholders’ meeting.

(2)	Member of the compensation committee

(3)	Member of the nominating committee

(4)	Member of the audit committee

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting.  The nominating committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2016.  Each elected director will hold office until his or her term expires and until his or her successor is duly elected and qualified.

In accordance with the provisions of our by-laws, each nominee has submitted his or her resignation from the board to become effective if the nominee receives more “against” votes than “for” votes and if the resignation is accepted by the board after consideration and recommendation by the nominating committee.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed.  If, for any reason, any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee.  In addition, experience and qualifications are provided below which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He has served as our chief executive officer since 2003 and was designated chairman of the board in 2006. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. One of these companies was Mpower Communications Corp., a telecommunications company, for which he served as acting chief executive officer from 1997 to 1999 and as chairman of the board from its inception in 1996 until 2002. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of  AirTran Holdings, Inc.) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our chief executive officer for the last 14 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

Montie R. Brewer was elected to our board in October 2009.  Mr. Brewer was elected to the board mid-term at the recommendation of our chief executive officer.  Mr. Brewer served in senior management roles for Air Canada from 2002 until April 2009, serving as its president and chief executive officer from December 2004 until April 2009.  Mr. Brewer served on the board of directors of Air Canada from 2002 until April 2010.  Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981.  Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002.  Mr. Brewer has also served as a director of Aer Lingus, an airline, since January 2010.

Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years, and his more than 28 years in management positions at multiple airlines, provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in May 2008.  Mr. Ellmer served in senior management positions for ATA Airlines from September 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008.  ATA filed for Chapter 11 bankruptcy protection in April 2008.  From April 2006 until August 2006, Mr. Ellmer served as vice president, business development, for American Eagle Airlines and served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006.  From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines.

Mr. Ellmer’s service as chief operating officer of three airlines, and more than 26 years of experience in the airline industry, provide significant experience with regard to airline operations to support a conclusion that he should continue to serve on our board.

Linda A. Marvin was elected to our board in January 2013.  Ms. Marvin served as chief financial officer of the Company from 2001 until 2007 and consulted with the Company on a part-time basis until May 2008. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments.  She has served as an officer of The Animal Foundation since January 2010 and has served as its chairman since February 2013. She is also an active member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served an audit manager with KPMG Peat Marwick.

Ms. Marvin’s experience as chief financial officer of the Company, and her background in the airline industry, add valuable knowledge to our board.

Charles W. Pollard was elected to our board in June 2009.  Mr. Pollard served in various executive positions for Omni Air International from 1997 until July 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997.  Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987.  Mr. Pollard has also served as a director of Air Partner, PLC from 2009 through 2014, and as a director of Aircastle Limited since June 2010.

Mr. Pollard’s experience as chief executive officer of both Omni Air International and World Airways, and his corporate law background, provide a skill set of particular value to our board.

John Redmond was originally elected to our board in October 2007 and served until June 2013, when he resigned to assume a full-time commitment in Australia. After the completion of his commitment, he was once again designated to serve on the board in April 2014. From January 2013 until April 2014, Mr. Redmond served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company.  From 2007 until January 2013, Mr. Redmond devoted his time to his private investments.  Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until August 2007.  Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001.  He was president and chief operating officer of Primm Valley Resorts from March 1999 to December 1999 and senior vice president of MGM Grand Development, Inc. from August 1996 to February 1999.  He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until August 2007.  Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.  Mr. Redmond has served as a director of Vail Resorts, Inc. since March 2008, of Tropicana Las Vegas Hotel and Casino, Inc. from July 2009 until June 2013 and of Echo Entertainment Group Limited from September 2011 until

April 2014.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board.  With the importance of ancillary revenue to our profitability and with the sale of hotel rooms being the largest individual component of our third party ancillary revenue, Mr. Redmond’s input is particularly valuable to our board.

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors.  Please note that proxies cannot be voted for more than six directors.

Director Independence

Our board of directors has determined that all of our directors other than Maurice J. Gallagher, Jr. are independent under the rules of the Nasdaq Stock Market.  As Mr. Gallagher does not serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating committee.  Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin, Charles Pollard and John Redmond, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Linda Marvin has been identified as the audit committee financial expert. Our audit committee met eight times during the2014 year, including action taken by the committee as a part of a full board meeting.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found. Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.
    The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.
Compensation Committee

The compensation committee is comprised of Messrs. Brewer, Pollard and Redmond, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards. Our compensation committee met four times during the 2014 year, including action taken by the committee as a part of full board meetings.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and certain other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants, and administers our long-term incentive plan. Our chief executive officer and chairman of the board, Maurice J. Gallagher, Jr., provides input to the compensation committee in making compensation decisions for our other executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee ever served as officers or employees of our company.  No interlocking relationship existed during the 2014 year between any executive officer of ours and the board of directors or compensation committee of another company.

Nominating Committee

The nominating committee is authorized and empowered to submit to the entire board of directors for its approval, the committee’s recommendations for nominees to the board of directors. The nominating committee consists of Montie Brewer, Gary Ellmer and Linda Marvin. All of the current members of our nominating committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met one time during the 2014 year.

The responsibilities of the nominating committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of stockholders, and recommend nominees for any committee of the board. A copy of the charter of the nominating committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
    To fulfill its responsibilities, the nominating committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the nominating committee will evaluate each incumbent's continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The nominating committee will review the qualifications of each candidate. Final candidates will generally be interviewed by our chairman of the board and one or more other board members. The nominating committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.
     The nominating committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

·
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  We endeavor to have a board representing experience in areas that are relevant to our business activities.

·
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time.  Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.

·
A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us.  The nominating committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board.  Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures.  These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting is released to stockholders in connection with the previous year’s annual meeting of stockholders.

In addition, the nominating committee will consider for inclusion in the board’s annual slate of director nominees, candidates recommended by significant, long-term stockholders.  A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than 5% of our voting stock for at least two years as of the date the recommendation was made, and at the record date for the stockholder meeting.  In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above.  The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and nominating committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting.  The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above.  In addition, in evaluating stockholder nominees for inclusion in the board’s slate of nominees, the board and nominating committee may consider all information relevant, in their business judgment, to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board.  The nominating committee would expect to use the same procedures to evaluate nominees for director whether recommended by a stockholder or recommended by another source.  To date, we have not received any board nominee recommendations from stockholders.

Our board has determined that we are benefited by having a small board with directors with substantial relevant industry experience. The board does not anticipate any imminent changes to the composition of the board, but expects the nominating committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.

Meetings of our Board of Directors

Our board of directors met ten times during the 2014 year. Each of our incumbent directors attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2014 year. It is our policy to encourage board members to attend each annual meeting of stockholders so that the board is adequately represented. As our annual meeting of stockholders is not held coincident with any board meeting so as not to distract from the business of the board, only one of the current members of our board of directors attended our annual stockholders’ meeting in 2014.

    Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. The sealed envelope will be sent on to the addressee by our corporate secretary.
Board Leadership Structure

We believe our chief executive officer, Maurice Gallagher, Jr., is best suited to serve as chairman of the board, as he is our largest stockholder and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001. As chairman and chief executive officer, Mr. Gallagher provides clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our stockholders. Combining the roles of chairman and chief executive officer also provides a clear leadership structure for the management team.

In January 2015, our board established, for the first time, the role of lead independent director. Our board decided to rotate the lead independent director among all of the independent board members as all of our outside directors have extensive relevant industry and executive experience. Gary Ellmer has been designated as the initial lead independent director. It is expected that each lead independent director will serve for a one-year term until his or her successor assumes those responsibilities. The lead director’s responsibilities are to: (a) preside at and establish the agenda for executive sessions of the non-management directors and any other meetings of non-management directors; (b) communicate feedback to the chairman following executive sessions; (c) preside at all meetings where the chairman is not present or where the chairman could be perceived as having a conflict of interest; (d) consult with the chairman concerning board meeting agendas; (e) serve as liaison between the chairman and non-management directors as appropriate; (f) call meetings of the non-management directors, if appropriate; and (g) perform such other duties as may be delegated to him or her by the chairman, the full board or the independent directors.
The independent directors meet outside the presence of Mr. Gallagher on a quarterly basis. Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting, and financial information is provided to directors on a monthly basis. The board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-management directors.

 Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item.  Of the six members on the board, five are independent directors, and each of these five has extensive experience in managing companies in the travel industry.  In particular, four of the independent directors have each served more than ten years in executive or finance positions with airlines.  The other independent director has served more than ten years in executive positions in the resort and casino industry. Bringing this exceptional depth of experience, the board is involved in all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities, and any other material Company decisions outside of the ordinary course of our operations.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft.  In this regard, we have arranged for two of our independent directors to regularly meet with our operations and maintenance personnel and to report back to the board.  In addition, our senior operations personnel make a presentation to the board at each quarterly board meeting.  The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel, and management responsible for financial accounting.  Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent to our compensation programs.  Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our stockholders since the bonus plan is based on Company profitability, the value of option and stock appreciation right grants is based on stock price appreciation, and the vesting schedule associated with stock grants incentivize long-term growth rather than short-term risk taking.  In addition, the majority of executive compensation is paid through cash bonuses tied to our profitability and equity grants under which the value depends on the value of our stock.  Further, our stockholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any stockholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our outside counsel: Robert B. Goldberg, Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment and compensation of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls, and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors.  Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America, and discuss with the audit committee any issues they believe should be raised.  Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2014:

(1)
The audit committee reviewed and discussed our audited financial statements with management.  Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
The audit committee discussed with Ernst & Young, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards Vol. 1.  AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)
The audit committee received the written disclosures and the letter from Ernst & Young, LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Ernst & Young, LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by Ernst & Young, LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

(4)
Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gary Ellmer	Linda A. Marvin	Charles W. Pollard	John Redmond

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 20, 2015, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	65	Chief Executive Officer, President and Chairman of the Board
Scott Sheldon	37	Senior Vice President, Chief Financial Officer
Scott M. Allard	47	Senior Vice President, Chief Information Officer
Jude I. Bricker	41	Senior Vice President, Planning
Gregory C. Anderson	33	Vice President, Principal Accounting Officer

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

Scott Sheldon has served as our chief financial officer since May 2010, having served as our principal accounting officer from October 2007 until May 2010. Prior to that, Mr. Sheldon served as our director of accounting from May 2005 and as our accounting manager from 2004 until May 2005. From 2001 until 2004, Mr. Sheldon worked in public accounting for the Perry-Smith, LLP regional public accounting firm in Sacramento, California.

Scott M. Allard was hired as our senior vice president, chief information officer in March 2011.  Mr. Allard worked as an independent consultant from July 2009 until December 2010, primarily for TheLadders.com (an Internet job search board) and Register.com (an Internet registrar) before beginning a consulting role for us.  Mr. Allard served as vice president, chief information officer, of Spirit Airlines from 2006 until June 2009.  Previously, he served as vice president, technology of Travelworm, an online travel company, from 2004 until 2006.  Prior to that, he held positions as application product manager for American Express and director of development for Priceline.com.

Jude I. Bricker was promoted to senior vice president, planning in April 2012, having served as vice president, corporate finance from April 2010 until April 2012 and in other positions for us since he joined Allegiant in 2006. From 2004 until 2006, Mr. Bricker was employed by American Airlines. Mr. Bricker served in the U.S. Marines from 1996 to 2002.

Gregory Anderson was elected to serve as our principal accounting officer in January 2015. He has worked in our accounting department since January 2010 and has served as our director of accounting since December 2011. Prior to joining the Company, Mr. Anderson worked in corporate accounting for U.S. Airways from May 2009 until January 2010 and worked in public accounting for Ernst & Young prior to joining U.S. Airways. Mr. Anderson is a certified public accountant.
None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this proxy statement.

Our compensation committee is responsible for establishing and implementing our compensation philosophy.  We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.  Our compensation committee is appointed by our board of directors.  Under the compensation committee charter, our compensation committee has the responsibility for determining compensation for our chief executive officer, for any other executive officer who serves on the board and for any of our other executive officers with a base salary of $200,000 or more.  Our compensation committee also approves all equity grants under our long-term incentive plan.

Our named executive officers for 2014 were:

Maurice J. Gallagher, Jr.	Chairman and Chief Executive Officer
Andrew C. Levy	Former President and Chief Operating Officer
Scott Sheldon	Senior Vice President, Chief Financial Officer
Scott M. Allard	Senior Vice President, Chief Information Officer
Jude I. Bricker	Senior Vice President, Planning

Compensation Philosophy and Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to retain the executive team that has been in place for several years, to attract additional talented people to become employed, to provide annual cash incentives upon achievement of measurable corporate performance objectives, and to assure executives' incentives are aligned with stockholder value creation. To achieve these objectives, the compensation committee maintains compensation plans that tie the cash bonus portion of executives' total compensation to our financial performance (specifically to our operating margin). Overall, the total compensation opportunity is intended to create an executive compensation program: (i) providing for base compensation at reasonable levels, and (ii) rewarding our named executive officers for profitable performance and increased share value.

Our chief executive officer, Maurice J. Gallagher, Jr., has a substantial equity position. Historically, he has chosen to serve without any base salary whatsoever and expects to continue to serve without base salary into the future. In 2014, the compensation committee included Mr. Gallagher in the allocation of the cash bonus pool and also granted him stock-based awards to reward him for our company's industry-leading profit margins. Whether Mr. Gallagher will participate in future equity grants and the annual cash bonus will be determined at the discretion of the compensation committee from year to year, and will depend on our profitability in relation to our expectations and other relevant factors.

     Although we do not benchmark total compensation or any material element of compensation against any other particular company or group of companies, we do consider executive compensation and operating margin levels at other airlines and on-line travel agencies in gauging the reasonableness of each element of the compensation package for our executive officers.  In particular, in determining cash bonus allocations and equity grants, we compare our executive compensation against averages of other airlines and on-line travel agencies in base salary levels, cash bonus amounts, cash bonus as a percentage of base salary, value of equity awards, and total compensation in dollar amounts and in relation to the operating margin achieved by each company. As we are focused on low costs as a company, our philosophy is to provide for lower than industry prevailing rates of base compensation but with opportunity to benefit from profitable operations in the form of cash bonuses and from stock value increases through equity awards.  The compensation philosophy employed has been implemented by us without use of any outside compensation consultants.

As our stockholders approved our executive pay policies by a wide margin at our 2014 stockholders meeting, we have not implemented any changes to our pay policies in response to the stockholder vote.

Senior management makes recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the cash bonus pool among officers and employee groups, and granting of stock-based awards to executive officers. The compensation committee typically asks Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable and stock awards granted.

     The compensation committee members consider the recommendations from management, and also draw on the committee members' and the chief executive officer's substantial experience in managing companies, in approving bonus levels and stock-based awards.

     We structure our executive compensation program to deliver the majority of remuneration through incentives that drive both operating results and long-term value.  During 2014, the majority of each executive officer’s pay was at risk as more than 80% of each executive’s pay was payable under the cash bonus plan or long-term stock incentives.  The mix of components comprising 2014 compensation for the named executive officers in this proxy statement is illustrated below:

Name & Principal Position	Base Salary	Cash Bonus	Long-term Incentive	All other compensation
Maurice J. Gallagher, Jr., Chairman and Chief Executive Officer	—	51%	47%	2%
Scott Sheldon, Senior Vice President and Chief Financial Officer	16%	41%	41%	2%
Jude I. Bricker, Senior Vice President, Planning	16%	41%	41%	2%
Scott M. Allard, Chief Information Officer	16%	39%	43%	2%

Mr. Levy is omitted from this table because his employment terminated in September 2014, he did not participate in the bonus and equity grants determined subsequent to the end of the year and the separation payments made to him are not reflective of our ongoing compensation policies.

Compensation Components

Compensation is broken out into the following components:

Base Salary.  Mr. Gallagher does not receive a base salary. As no other executive officer has a base salary of $200,000 or more, the base salary levels of other officers do not require compensation committee approval.

     Annual Discretionary Incentive Bonus Program.  We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance, and each individual's contribution to that performance. Depending on our profitability, cash bonuses may constitute a significant portion of our employees' total compensation. No cash bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the total cash bonus pool will not exceed 10% of operating income. The final annual bonus pool amount is determined by our compensation committee after consideration of management recommendations and after the completion of the audit of our financial statements. The allocation of the bonus pool among groups of eligible employees and, for executive officers and other key employees, the division of the incentive compensation between cash and equity grants, are approved by the compensation committee without regard to any objective, predetermined individual performance criteria. The compensation committee relies significantly on the recommendation of our chief executive officer with respect to the bonus allocations for our executive officers and other employee groups, and equity grants for our officers and managers.

     For financial statement reporting purposes, the bonus is accrued throughout each year based on an estimated payment amount. Under our program, our named executive officers are eligible to share in the bonus pool in amounts determined subsequent to the end of each year. Compensation committee approval is required for bonuses payable to our chief executive officer and any other executive officers with an annual base salary of $200,000 or more (there are none at this time).  Generally, payments under this cash bonus program are contingent upon continued employment through the actual date of payment.

Long-Term Incentive Program.  We believe long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Although our chief executive officer maintains a substantial equity stake in our company, the compensation committee has decided to provide him with grants of stock-based awards to reward him for the successful operating results of our company, and to further incentivize him to seek additional stock price growth.

The compensation committee considers stock-based awards as part of the discretionary incentive program to our executive officers each year at the time the cash bonus allocations are finalized, after the completion of the audit for the year.  Strike prices for options or stock appreciation rights (SARs) are established based on the market value of our stock at the time of grant when the final compensation decisions are made for the year. This will typically occur in February or March following the end of each year. Other than this annual evaluation of stock-based grants, we would likely only consider additional stock-based grants coincident with a new hire or promotion of management personnel.

Stock-based awards vest over a three-year period to encourage continuing employment by executive officers. As equity grants have been made to our executive officers each year, the vesting schedule serves as golden handcuffs because employment must continue from year to year to achieve additional vesting for equity grants within the past three years. Our compensation committee believes this has been particularly effective with the significant stock price increases from year to year. Although the compensation committee has the authority to accelerate vesting of equity awards upon termination of employment or a change in control, our existing equity grant agreements do not provide for acceleration of vesting except in the event of death or disability. Grants of stock options and stock appreciation rights have a five-year term to further encourage our officers to seek stock value appreciation over a period of time.

     The awards are set at amounts determined by the compensation committee to achieve a balance between meaningful incentives to our executive officers and reasonable compensation expense for our company. The compensation committee considers the current value of prior and newly granted awards, but does not target any particular weighting in comparison with the total compensation of each executive officer. Nor do we have a policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation.  However, in determining year-end 2014 incentive compensation for all executive officers, the compensation committee approved payment of approximately 45% to 50% in cash and 50% to 55% in the value of equity grants.

     In March 2014, equity grants were awarded to executive officers as part of their 2013 compensation package.

     In March 2015, we granted equity awards, consisting of restricted stock and stock appreciation rights, to our named executive officers as part of their 2014 compensation package.  As all of these equity awards provide for a three-year vesting period, the compensation to the executive officers remains at risk subject to their continuing employment with us. In the case of equity awards constituting a portion of the incentive compensation for all of our officers for 2014, 40% of the value of the equity awards was granted in the form of stock appreciation rights, the entire value of which is at risk because the value of these equity grants is based solely on appreciation in our stock price. This further aligns our officers’ interests with the objective of increasing value to our stockholders.

     The compensation committee also considers the impact each equity grant will have on the future earnings of our company and dilution of our stockholders. The equity grants during the past several years have not been dilutive to our stockholders as the number of shares of stock repurchased by us under our stock repurchase plans has far exceeded the number of shares subject to equity grants under our long-term incentive plan. Further, the cash-settled stock appreciation rights do not dilute our stockholders, and the use of restricted stock grants minimizes the dilutive effect because fewer shares can be granted to achieve the grant value desired.

     We do not have any guidelines for security ownership of management, nor do we restrict any individual executive’s ability to hedge the economic risk of stock ownership.

Special Cash Bonuses. Our board of directors declared special cash dividends at the end of 2013 and 2014. As the payment of special cash dividends impacts the value of our Company, and our officers’ efforts generated the cash to be paid as special dividends, our compensation committee decided to allow our option and stock appreciation rights holders to participate in the special cash dividends by paying special cash bonuses to these equity grant holders in the same per share amount, with the cash bonus to each equity grant holder being based on the number of awards to which their options and stock appreciation rights relate. This allows our officers to be indifferent to the accumulation of cash in the Company as compared to returning cash to our stockholders through the payment of special cash dividends.
No cash bonuses have been approved with respect to regular cash dividends first paid in March 2015. However, holders of unvested shares of restricted stock are entitled to receive any cash dividends, whether regular or special, declared on our stock.
     Other Compensation.  Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers.

     401(k) Plan.  We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100% of their permitted contributions, up to a maximum of 3% of the participant's annual salary plus 50% of their contributions between 3% and 5% of their annual salary. Eligible employees are immediately 100% vested in their individual contributions and “safe harbor” matching contributions.

Employee Stock Purchase Plan. The Allegiant Travel Company 2014 Employee Stock Purchase Plan or "ESPP" was adopted by our board of directors in April 2014 and approved by our stockholders in June 2014. The ESPP is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the ESPP is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code Section 423. Under the ESPP, our employees will have an opportunity to acquire our common stock at a specified discount (initially a 10 percent discount) from the fair market value as permitted by Code Section 423. The compensation committee views the implementation of the ESPP as a positive development for stockholders, as it more closely aligns the interests of our employees with the interests of our stockholders.

     Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our company as management’s interests are aligned with those of our stockholders.  Except for those employee groups with whom we have reached a separate agreement on compensation, all employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the bonus pool depends on company-wide profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity based grants to management employees under the long-term incentive plan encourage long-term success further reducing compensation risk.

In addition, our compensation committee determined that a claw-back policy will be adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law and the listing requirements of Nasdaq, promptly following the adoption of final rules by the Securities and Exchange Commission, and that incentive compensation awards will be subject to that policy.

Current Frequency of Shareholder Advisory Votes on the Compensation of Our Named Executive Officers.  Our board of directors has determined to include a stockholder advisory vote on the compensation of our named executive officers in our proxy materials every three years.  In making this determination, our board considered the outcome of the “say on pay frequency” advisory vote at the 2011 stockholders’ meeting. Although a slight majority of the votes of our stockholders were cast at the 2011 annual meeting in favor of holding an annual, non-binding advisory vote on executive compensation, more than 46% of the votes cast on the non-binding advisory “say on pay frequency” proposal were voted in favor of holding the non-binding advisory “say on pay” vote every three years. Further, our board considered (i) the advantage of a longer term perspective that a triennial vote would bring, in light of the significant equity component of our compensation program with vesting over three years, the value of which is directly linked to share price performance; (ii)  that a vote every three years provides a longer term compensation history and business performance track record against which to measure management's strategic long-term business decisions and more frequent votes may focus undue attention on the particular year being reported as opposed to the longer term focus we are seeking to achieve through our compensation policies; and (iii) the approval of our compensation program evidenced by the stockholders’ 2014 advisory “say on pay” vote on compensation.

As the last stockholder advisory vote on executive compensation was in 2014, the next stockholder advisory vote on the compensation of our named executive officers will occur at our 2017 annual meeting of stockholders. The next required say on pay frequency vote is also currently scheduled for our 2017 annual meeting of stockholders.

To present a longer-term view of executive compensation consistent with our decision to have a stockholder advisory vote every three years, the following table provides information regarding our financial performance and executive compensation for our chief executive officer over the preceding three-year period:

($ in thousands except per share amounts)	2012	2013	2014
Total Compensation of CEO (1)	$755	$500	$1,078
Operating Income	$132,304	$154,737	$157,345
Operating Margin	14.6%	15.5%	13.8%
Fully diluted earnings per share	$4.06	$4.82	$4.86
Stock Price at end of year	$73.41	$105.44	$150.33
Market Capitalization at end of year (2)	$1,419,273	$1,955,306	$2,617,742
Dollars Returned to Stockholders:
Cash Dividends (3)	$38,602	$41,787	$43,703
Stock Repurchases	$3,981	$83,462	$139,105
Total Stockholder Return (4)	41.4%	46.7%	44.9%

(1)	Compensation shown is total compensation from Summary Compensation Table, including equity compensation valued as specified in the footnotes for such Table.

(2)	Market capitalization equals total number of shares outstanding multiplied by the closing stock price on the last day of the year.

(3)	Cash dividends for 2013 and 2014 include dividends declared in the current year and paid in January of the following year.

(4)	Increase in stock price over prior year end plus per share cash dividends declared during the year as a percentage of the per share price at the beginning of the year.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2014, 2013 and 2012 to our named executive officers:

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards ($)(3)(4)	Option/SAR Awards ($) (3)(5)	All Other Compensation (6)	Total
Maurice J. Gallagher, Jr.	2014	—	$547,061	$299,970	$210,253	$20,934	$1,078,218
Chief Executive Officer	2013	—	—	249,974	250,046	—	500,020
	2012	—	200,000	265,437	264,533	25,236	755,206

Andrew C. Levy (7)	2014	262,500	411,663	—	—	720,025	1,394,188
President and Chief Operating Officer	2013	339,917	900,000	1,949,975	1,947,039	—	5,136,931
	2012	285,000	775,000	411,368	410,032	29,510	1,910,910

Scott Sheldon	2014	195,000	518,654	299,970	210,253	22,653	1,246,530
Senior Vice President, Chief	2013	195,000	470,000	300,034	200,022	7,150	1,172,206
Financial Officer and Principal Accounting Officer	2012	187,500	425,000	270,722	179,891	23,025	1,086,138

Jude I. Bricker	2014	195,000	516,586	299,970	210,253	26,410	1,248,219
Senior Vice President, Planning	2013	188,700	470,000	300,034	200,022	—	1,158,756
	2012	165,600	425,000	449,462	179,891	23,703	1,243,656

Scott M. Allard	2014	195,000	469,348	299,970	210,253	23,979	1,198,550
Senior Vice President, Chief	2013	193,400	425,000	300,034	200,022	1,000	1,119,456
Information Officer	2012	190,000	425,000	270,722	179,891	24,476	1,090,089

(1)
The above table does not include a column for change in pension value and nonqualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

(2)
Cash bonuses are reported in the year to which they relate, and are paid no later than the end of the first quarter of the following year. The bonus column also includes special cash bonuses paid with respect to the number of shares of outstanding cash-settled SARs and stock options. These special cash bonuses were equal to the same per share amount of special cash dividend paid to the stockholders. The cash bonus payable with respect to the special dividend declared in December 2013 and paid in January 2014 was improperly reflected as 2013 Other Compensation in our 2014 proxy statement. The table above reflects these amounts as 2014 compensation, the year in which the payment was received by the executive officer.

(3)	Equity grants constituting part of the incentive bonus plan are reported in this table in the year to which they relate. Other equity grants are reported in the year of grant.

(4)
Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards.  The fair value of each of these awards is based on the closing share price of our stock on the grant date.  Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the restricted stock granted vests over a three-year period.

(5)
Represents the grant date fair value of option and SAR awards granted, as calculated in accordance with stock-based compensation accounting standards.  The fair value of these awards is determined under the Black-Scholes option pricing model. For the assumptions used for purposes of determining the value of the awards included in each year's compensation, please refer to Note 12 to our consolidated financial statements for the year ended December 31, 2014. Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the options and SARs granted vest over a three-year period.

(6)
All Other Compensation consists of our matching contributions under the 401(k) plan for all officers, and cash dividends paid on shares of unvested restricted stock. Cash dividends paid on unvested restricted stock with respect to the special dividend declared in December 2013 and paid in January 2014 was improperly reflected as 2013 Other Compensation in our 2014 proxy statement. The table above reflects these amounts as 2014 compensation, the year in which the dividends were received by the executive officer. No amount is included in this column for the value of all perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.

(7)
The base salary for Mr. Levy for 2014 is for the period through his termination of employment on September 30, 2014. Mr. Levy received grants of restricted stock and stock options in March 2014 which were considered, and reported as, part of his 2013 compensation. Mr. Levy's Other Compensation for 2014 includes $650,000 of severance pay which was accrued in 2014 and paid in 2015, but does not include $8,549,391 paid to Mr. Levy upon his termination of employment for the repurchase and cancellation of unexercised stock options and previously unvested restricted stock. Such amounts are reported in the Option Exercises and Stock Vested Table below.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest.  In 2012 and 2014, Mr. Gallagher received an allocation under our annual cash bonus program as a reward for our profitability achievements, and he received equity grants in each year reported.

Mr. Levy’s base salary was established at $350,000 per year in connection with his employment agreement. Under the employment agreement, Mr. Levy received grants of restricted stock and stock options in 2014 as reflected in the table of plan-based awards below, and participated in our annual cash bonus program in years prior to his termination. Mr. Levy’s employment terminated in September 2014.
The base salaries for other named executive officers are reviewed and subject to change from year to year.

The compensation committee is to approve all base salary, bonus payments and other compensation payments to executive officers serving on our board of directors and to any other officers making $200,000 or more per year in base salary.

For 2014, each continuing executive officer received a bonus under our annual discretionary incentive bonus program.  No bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the bonus pool will not exceed 10% of operating income.  The final bonus pool amount is determined by our compensation committee after review of the year-end financial statements and after consideration of management recommendations.  Each executive officer’s allocation of the bonus pool is determined by the compensation committee without regard to any objective, predetermined individual performance criteria.  The bonus allocation for any executive officer is not targeted at, or limited to, any particular percentage of base salary. In determining year-end 2014 incentive compensation for our executive officers, the compensation committee approved payment of 50% or more in the value of equity grants and the balance in cash.

In 2014, the bonus column also includes special cash bonuses paid to our named executive officers corresponding to the special cash dividend paid to stockholders in 2014. Our compensation committee determined to pay as special cash bonuses the same amount per share with respect to unexercised stock options and cash-settled stock appreciation rights held by our named executive officers and other employees.

In 2014 and 2012, other compensation included cash dividends paid on unvested restricted stock.  No dividends were paid in 2013. Other compensation also includes matching contributions under our 401(k) plan.  The amount of matching contribution paid for each executive officer depends on his salary reductions.

No executive officer’s salary and bonus are tied to any particular percentage of total compensation, but rather, bonus allocations are made based on our profitability and a subjective evaluation of each officer’s performance.

Grants of Plan-Based Awards in 2014

The following table describes grants of plan-based awards to our named executive officers during 2014:

Name	Grant date	Stock awards (1): number of shares of stock (#)	Option/SAR awards (2): number of securities underlying awards (#)	Exercise or base price of option/SAR awards ($/sh)	Grant date fair value (3) of stock awards ($)
Maurice J. Gallagher, Jr.	3/6/2014	2,302		108.59	249,974
			9,737		250,046
Andrew C. Levy	3/6/2014	4,144		108.59	449,997
			17,526		450,068
Scott Sheldon	3/6/2014	2,763		108.59	300,034
			7,789		200,022
Jude I. Bricker	3/6/2014	2,763		108.59	300,034
			7,789		200,022
Scott M. Allard	3/6/2014	2,763		108.59	300,034
			7,789		200,022

(1)	Grant of restricted stock on March 6, 2014 as part of 2013 compensation.

(2)	Grant of stock options on March 6, 2014 at an exercise price of $108.59 as part of 2013 compensation.

(3)
As determined as set forth in Note 12 to our consolidated financial statements. Although the table above indicates the full grant date value of the awards, the restricted stock and option awards granted vest over a three-year period.

Our compensation committee considers grants of restricted stock, stock options and SARs to our executive officers annually.  The number of shares granted is not based on any particular percentage of the total compensation of the executive officer.  Our compensation committee determines the amount of equity grants in an attempt to provide meaningful incentives for the officers, but with consideration to the financial impact on our operating results.

The restricted stock and stock options granted to our executive officers in 2014 are subject to a three-year vesting schedule to encourage continued employment by the executive officers and the stock options have a five year term to provide incentives to create stock price appreciation over that period.

The grants of restricted stock and stock options in March 2014 are considered to be part of the compensation of our executive officers for 2013.  In February 2015, we granted to our executive officers shares of restricted stock and cash-settled stock appreciation rights as part of their 2014 compensation package.  The value of these grants is reflected in the summary compensation table above as part of each executive officer’s 2014 compensation. The value of the equity grants in March 2014 and March 2013 is reflected in the summary compensation table above as part of each executive officer’s 2013 and 2012 compensation, respectively.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2014:

Name	Number of Shares Underlying Exercisable Options/SARs (#)	Number of Shares Underlying Unexercisable Options/SARs (#)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)
Maurice J. Gallagher, Jr.	8,271 (2)		42.22	3/25/2016
	4,215 (3)	8,430 (4)	85.24	3/8/2018
		9,737 (5)	108.59	3/6/2019
					2,076 (7)	312,085
					2,302 (8)	346,060
					3,095 (9)	465,271

Andrew C. Levy	None	None			None

Scott Sheldon		5,732 (6)	85.24	3/8/2018
		7,789 (5)	108.59	3/6/2019
					2,117 (7)	318,249
					2,763 (8)	415,362
					1,857 (9)	279,163

Jude I. Bricker		5,732 (6)	85.24	3/8/2018
		7,789 (5)	108.59	3/6/2019
					2,117 (7)	318,249
					2,763 (8)	415,362
					1,548 (9)	232,711
					1,000 (10)	150,330

Scott M. Allard		5,732 (6)	85.24	3/8/2018
		7,789 (5)	108.59	3/6/2019
					2,117 (7)	318,249
					2,763 (8)	415,362
					1,857 (9)	279,163

(1)	Based on our closing stock price of $150.33 on December 31, 2014.

(2)	These SARs vested over a three year period and were fully vested as of December 31, 2014.

(3)	These options were vested as of December 31, 2014.

(4)	These options vest one-half on each of March 8, 2015 and 2016.

(5)	These options vest one-third on each of March 6, 2015, 2016, and 2017.

(6)	These SARs, which may only be settled in cash, vest one-half on each of March 8, 2015 and 2016.

(7)	Unvested restricted stock to vest one-half on each of March 8, 2015 and 2016.

(8)	Unvested restricted stock to vest one-third on each of March 6, 2015, 2016, and 2017.

(9)	Unvested restricted stock to vest on February 8, 2015.

(10)	Unvested restricted stock to vest on April 24, 2015.

Option/SAR Exercises and Stock Vested Table

The following table summarizes the number of option/SAR awards exercised and stock awards vested by our named executive officers in 2014 and the value realized on option/SAR exercise or stock award vesting:

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Maurice J. Gallagher, Jr.			3,095	284,121 (4)
			1,038	113,443 (5)
Andrew C. Levy	22,975	1,948,969 (2)
	50,000 (1)	4,437,500 (2)
	14,590	1,270,497 (3)
	75,796	3,316,833 (3)
	19,600	760,676 (3)
	17,526	270,952 (3)
			23,623	2,930,433 (3)
			3,807	349,483 (4)
			1,609	175,848 (5)
			6,227	632,352 (6)
Scott Sheldon	4,136	350,857 (2)
	2,866	119,827 (2)
			1,857	170,473 (4)
			1,059	115,738 (5)
Jude I. Bricker	3,217	271,933 (2)
	2,867	119,009 (2)
			1,548	142,106 (4)
			1,059	115,738 (5)
			1,000	119,380 (7)
Scott M. Allard	2,866	98,476 (2)
			1,857	170,473 (4)
			1,059	115,738 (5)
			3,334	364,373 (8)

(1)	Exercise of 50,000 stock-settled SARs, resulting in issuance of 34,831 shares.

(2)	Based on value of awards on date of SAR exercise (share price at date of exercise less exercise price).

(3)
Based on the average closing price of our stock over the five trading days prior to the date of the separation agreement, which was $124.05. In connection with our separation agreement with Mr. Levy, all of his equity awards became vested upon termination and we repurchased from him his previously unvested shares of restricted stock and his unexercised stock options. The above table reflects the amount received by Mr. Levy for the repurchase or cancellation of these equity awards.

(4)	Based on our closing stock price of $91.80 on February 8, 2014, the date of vesting.

(5)	Based on our closing stock price of $109.29 on March 8, 2014, the date of vesting.

(6)	Based on our closing stock price of $101.55 on February 26, 2014, the date of vesting.

(7)	Based on our closing stock price of $119.38 on April 24, 2014, the date of vesting.

(8)	Based on our closing stock price of $109.29 on March 7, 2014, the date of vesting.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2006 Plan”) was adopted by our board of directors and approved by the stockholders in 2006. All outstanding options under the predecessor Allegiant Air 2004 Share Option Plan have been transferred to our 2006 Plan, and no further stock-based awards will be made under that predecessor plan. The transferred options continue to be governed by their existing terms. Except as otherwise noted below, the transferred options have substantially the same terms as grants made under our 2006 Plan.

We have reserved 3,000,000 shares of our common stock for issuance under our 2006 Plan. Such share reserve consists of 500,000 shares that were carried over from our predecessor plan, including the shares subject to outstanding options thereunder. In addition, no participant in our 2006 Plan may be granted stock-based awards for more than 100,000 shares of our common stock per calendar year.

The individuals eligible to participate in our 2006 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2006 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise following a cessation of service options that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2006 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

The compensation committee has the authority to cancel outstanding options under our option plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

In the event we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under our option plan which will not be assumed by the successor corporation or otherwise continued in effect may accelerate in full to the extent provided in the applicable stock option agreement. However, the compensation committee has complete discretion to structure any or all of the options under the option plan so those options will (or may not) immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, the compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity.

We intend that any compensation deemed paid by us in connection with the exercise of options or stock appreciation rights granted under our 2006 Plan for the disposition of the shares purchased or acquired under those options or stock appreciation rights will be regarded as “performance-based,” within the meaning of Section 162(m) of the Internal Revenue

Code and that such compensation will not be subject to the annual $1 million limitation on the deductibility of compensation paid to covered executive officers which otherwise would be imposed pursuant to Section 162(m).

For accounting purposes, compensation expense related to equity based awards under the 2006 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Our board may amend or modify the 2006 Plan at any time, subject to any required stockholder approval, or participant consent. The 2006 Plan will terminate no later than March 31, 2016.

Director Compensation

The members of our board of directors receive an annual retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses.

Any new director will receive an initial grant of 1,000 shares of restricted stock on the date such individual joins the board. The restricted stock will vest over a period of two years upon the director’s completion of each year of board service over the two-year period measured from the grant date.

In addition, on the date of each annual stockholders' meeting, each board member (other than executive officers) who is to continue to serve as a board member will automatically be granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2014:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Montie Brewer	40,000	115,330	—	155,330
Gary Ellmer	40,000	115,330	—	155,330
Charles Pollard	40,000	115,330	—	155,330
Linda Marvin	40,000	115,330	—	155,330
John Redmond	25,000	115,330	—	140,330

(1)	Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.

(2)
Represents the grant date fair value of restricted stock awards granted to each director in 2014 based on the closing stock price on the date of grant. All restricted stock granted to directors in 2014 will vest in 2015.

In 2014, no directors received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

As of December 31, 2014, each non-employee director held the following number of shares of restricted stock that have not vested:

Director Compensation Table - Outstanding Stock Awards

Name	Award Grant Date	Number of Shares not Vested	Grant Date Fair Value ($) (1)
Montie Brewer	6/18/2014	1,000	115,330
Gary Ellmer	6/18/2014	1,000	115,330
Linda Marvin	6/18/2014	1,000	115,330
Charles Pollard	6/18/2014	1,000	115,330
John Redmond	6/18/2014	1,000	115,330

(1)	Based on closing stock price on date of grant.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Potential Payments upon Termination of Employment and Change in Control

Andrew Levy's employment was terminated on September 30, 2014, at which time $650,000 severance pay was accrued and paid out in January 2015. In addition, all unvested awards including restricted stock and stock options, vested immediately upon termination. The amounts paid to Mr. Levy for the repurchase of his unvested shares of restricted stock and cancellation of his unexercised options is reflected in the Options/SAR Exercises and Stock Vested table above.

We do not have any existing agreement under which we would be obligated for payments to any named executive officer upon a resignation, termination of employment or change in control or under which vesting of equity grants is accelerated (other than as a result of death or disability).

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our executive officers, and setting the overall compensation principles that guide the committee’s decision-making.  The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement and discussed it with management.  Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Montie R. Brewer	Charles Pollard	John Redmond

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

     Since January 1, 2014, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of our capital stock or any member of their immediate families had a direct or indirect material interest.

    The building where we previously maintained our headquarters is under a lease agreement with an entity owned by a limited liability company in which Maurice J. Gallagher, Jr. owns a 30 percent interest and John Redmond owns an 11.4 percent interest. The limited liability company is managed by a third party. Neither Mr. Gallagher nor Mr. Redmond has the right to direct or participate in the management of the limited liability company. The lease has a ten year term which began in 2008, but we have taken action to exercise an early termination right to terminate the lease in May 2015. In connection with the early termination of the lease, we will be required to pay certain unamortized costs to the landlord. Whether we have effectively exercised the early termination right, and the amount payable on termination, is in dispute and we have filed a lawsuit against the landlord seeking clarification of these issues.
In 2008, we entered into a second lease agreement for office space used as our training facility which is located in a building adjacent to the location of our previous headquarters. The second building is also owned by a limited liability company in which Messrs. Gallagher and Redmond also own a 30 percent and an 11.4 percent interest, respectively. As with the first building, neither Mr. Gallagher nor Mr. Redmond have the right to direct or participate in the management of the limited liability company. The lease agreement for the second building continues until 2019 and does not have an early termination option. Rental payments on this property plus common area maintenance charges will continue through the course of the lease.
During 2014, we paid approximately $3,148,000 to the landlords under those arrangements. With respect to their ownership interests in these entities, Messrs. Gallagher and Redmond have received total distributions of less than $50,000 and $21,000, respectively, in the five years since January 1, 2010, and none since 2012.
The disinterested members of our board and audit committee have determined that the terms of these lease agreements were, when entered into, at least as favorable as we could have received in arms’ length transactions.
    Our board has approved the payment of $2,500,000 to GMS Racing, LLC, a company controlled by Mr. Gallagher, for a 2015 sponsorship of an auto race team featuring the Allegiant logo. GMS Racing, LLC competes in the NASCAR Camping World Truck Series and the ARCA Racing Series. In determining whether to continue this sponsorship, our board considered the publicity value generated from the sponsorship through in-person attendance and television coverage, and the proximity of the race events to markets served by us. Our board concluded that the publicity value more than exceeded the cost of the sponsorship. The sponsorship was approved by our audit committee.
In September 2014, we repurchased 200,000 shares of our common stock from Mr. Gallagher as part of our stock repurchase program. The repurchase was made based on a stock price of $126.20 per share, the average closing price of our stock over the five days prior to the transaction, for a total purchase price of approximately $25,240,000. The transaction was approved by our audit committee. As we continue to pursue our stock repurchase program, our audit committee determined it to be in the best interests of our stockholders to be able to repurchase a block of shares at a fixed price based on the then current market price, and that a private repurchase from Mr. Gallagher would be preferable to having Mr. Gallagher seek to sell this number of shares on the open market which would likely have negatively impacted our stock price.
Andrew Levy, former president, chief operating officer and member of our board, resigned in September 2014. In accordance with his separation agreement, we repurchased all previously unvested shares of restricted stock (23,623 shares) and rights to all previously unexercised stock options (options to purchase 127,512 shares at exercise prices between $36.97 per share and $108.59 per share). The repurchases were made based on a stock price of $124.05 per share, the average closing price of our stock over the five trading days prior to the date of the separation agreement. As a result, we paid Mr. Levy approximately $8,549,000 for the repurchase of these restricted shares and cancellation of stock options. As a related party transaction, the repurchase was approved by our audit committee. As we continue to pursue our stock repurchase program, our audit committee determined it to be in the best interest of our stockholders to be able to purchase a block of shares at a fixed price based on the then current market price, and that a private settlement of Mr. Levy’s equity awards would be preferable to his liquidation of such shares in the open market which would likely have negatively impacted our stock price. A $650,000 cash payment was also accrued related to the terms of his separation.
During 2014, Game Plane, LLC, a wholly owned subsidiary, paid approximately $2,813,000 to Alpine Labs, LLC. Alpine Labs, LLS has partnered with Game Plane, LLC to produce and distribute game shows filmed on our flights, as part of our promotional efforts. Mr. Gallagher owns a 25 percent interest in, and is on the managing board of, Alpine Labs, LLC. As a related party transaction, the transaction was approved by our audit committee as being on terms no less favorable to us than could be obtained from unaffiliated third parties. Game Plane, LLC is expected to continue to use Alpine Labs, LLC to produce its game shows in 2015.
During 2014, we made payments totaling approximately $828,000 to Adapt Courseware, LLC, a company which builds corporate training content. Mr. Gallagher owns a controlling interest in Adapt Courseware, LLC. We have approved a total expenditure of up to an additional $3,263,000 for future projects with Adapt Courseware in the development of other training modules we expect will reduce training costs and provide more effective training of flight and maintenance personnel. As a related party transaction, the transaction was approved by our audit committee after a careful evaluation of alternative service providers and a conclusion by the audit committee that the arrangement is on terms no less favorable to us than similar quality services could be obtained from unaffiliated third parties.
All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Ernst & Young, LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2015. Ernst & Young, LLP has audited our financial statements since 2003. At the meeting, our stockholders will be asked to ratify the selection of Ernst & Young, LLP as our independent registered public accountants for 2015.

Although there is no requirement we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of Ernst & Young, LLP and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.
    Representatives of Ernst & Young, LLP are expected to be available in person during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.
    Our board of directors recommends you vote FOR ratification of the appointment of Ernst & Young, LLP as our independent registered public accountants.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $866,000 for the year ended December 31, 2014 and $632,000 for the year ended December 31, 2013.

Audit-Related Fees

No fees were billed by Ernst & Young, LLP for assurance and related services that were reasonably related to the performance of the audit referred to above during 2014 or 2013.

Tax Fees

The aggregate fees rendered by Ernst & Young, LLP for tax compliance, tax advice or tax planning services were approximately $63,000 during 2014 and $56,000 during 2013.

All Other Fees

Ernst & Young, LLP did not provide any professional services during 2014 or 2013 other than those described under the caption “Audit Fees” and “Tax Fees” above.

All non-audit services require an engagement letter to be signed prior to commencing any services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. No non-audit services were rendered that were not in compliance with this policy.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL TO PROHIBIT

ACCELERATED VESTING OF EXECUTIVE EQUITY AWARDS ON A CHANGE IN CONTROL

Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001 (record owner of 24 shares of our stock beneficially owned by the International Brotherhood of Teamsters General Fund at the time the proposal was made) has advised us it plans to present the following proposal at our annual meeting. The proposal is included in this proxy statement pursuant to the rules of the SEC.

Stockholder Proposal
RESOLVED, the shareholders ask the board of directors of Allegiant Travel Company to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.

Supporting Statement of Proponent
Allegiant Travel Company ("Company") has entered into at least one agreement that, under certain conditions, guaranteed a senior executive accelerated vesting of all unearned equity grants. We do not question that some form of severance payment may be appropriate in some situations such as a termination following a change in control. We are concerned, however, that the Company may permit windfall awards that have nothing to do with an executive's performance.
According to last year's proxy statement, former COO and President Andrew C. was guaranteed the immediate vesting of any unvested equity grants under a termination without cause, resignation for good reason, or change in control. Indeed, when he resigned on Oct. 1 2014, he was entitled to the accelerated vesting of stock and options valued at $8.5 million. The Company opted to pay him in cash to cancel the equity awards.
We are unpersuaded that executives "deserve" to receive unvested awards. Mr. Levy's receipt of $8.5 million in response to his decision to terminate employment appears inconsistent with a "pay for performance" philosophy worthy of the name.
We do believe that an executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.
Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.
We urge you to vote FOR this proposal.

Required Vote
The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.
Allegiant Travel Company Response to Proposal 3 - Accelerated Vesting on Executive Equity Awards
OUR BOARD OF DIRECTORS WILL OPPOSE THE PROPOSAL IF IT IS INTRODUCED AT THE 2015 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:
Our board recommends that stockholders vote AGAINST this proposal.
First of all, the stockholder cites the example of accelerated vesting of awards for Mr. Andrew Levy, who served as an executive officer since 2001 when we commenced our current business plan. Accelerated vesting was provided for in the employment agreement negotiated with Mr. Levy in February 2013. We believe the acceleration of vesting of his stock awards was warranted under these circumstances due to Mr. Levy’s substantial contributions during more than 13 years in senior management of the Company and given the negotiated terms of his employment agreement. Importantly, Mr. Levy was the only executive officer with whom we have an employment agreement and for whom accelerated vesting of equity grants is to be provided on a change of control or termination of employment (other than for death or disability).
Under our 2006 Long-Term Incentive Plan, our compensation committee has discretion to approve accelerated vesting on a change in control, but has not done so for any currently outstanding equity grant.
In reviewing the proxy statements of other airlines, virtually every airline has made commitments to accelerate vesting of equity grants to at least some of their executives under some set of circumstances. The stockholder proposal, if adopted, would put us at a significant disadvantage when seeking to retain our successful management team or in competing for other executive talent, as we would be precluded from offering accelerated vesting of equity grants on a change in control which our competitors could, and do, offer.
The board believes that its ability to accelerate vesting of awards in these circumstances could be important to correctly align the interests of senior management with the interests of our stockholders in the context of a change in control. If we were to pursue a change in control transaction in the future, uncertainty would likely result about the plans of new ownership and whether employees will forfeit their ability to realize value from unvested equity awards. The risk of that loss creates an undesirable set of disincentives for the employees in connection with the consideration, negotiation and implementation of a transaction that would lead to a change in control. Allowing our compensation committee to consider acceleration on a change in control could eliminate the disincentive and would contribute to the proper alignment of management with the interests of stockholders.
Further, equity plan participants who fear they will lose all or a portion of their awards would have less incentive to remain with the Company if a change in control is imminent. The prospect of losing valued Company employees in connection with a change in control could reduce the value of the Company to an acquirer and could thus reduce the amount current stockholders would realize in the transaction. By allowing the compensation committee to assure participants they will realize the full value of their equity awards on a change in control, we could maintain the proper alignment of the interests of equity plan participants and stockholders.
Adoption of pro-rata vesting would place the Company at a disadvantage in the competition for executive talent by eroding the value to participants of their equity compensation. With pro-rata vesting, a portion of each equity award would be at risk of forfeiture in the event of a change in control. Participants would thus face a risk of loss making each award less valuable.
We believe the acceleration of vesting upon a change in control is standard practice among public companies generally and in particular within our industry. There are numerous examples of accelerated vesting in public companies and our industry. Some of these require a double trigger (that is, a change in control coupled with a termination of employment). Others do not. Since we do not have any current agreements providing for accelerated vesting on a change in control, we cannot compare our arrangements with those of other companies. However, we firmly believe our stockholders should reject this stockholder proposal as it unduly ties our hands when dealing with our current executives and with senior management prospects if our compensation committee believes that accelerated vesting should be considered at some time in the future.
As a result, our board does not believe the stockholder proposal is desirable.
Our Board of Directors Recommends You Vote “Against” Proposal 3.

STOCKHOLDER PROPOSALS

We currently expect to hold our 2016 annual meeting of stockholders in June and to mail proxy materials in May 2016. In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Jude Bricker, Secretary, not later than January 8, 2016.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you write us
c/o Robert B. Goldberg, Esq., Ellis Funk, P.C., Suite 400, 3490 Piedmont Road, NE, Atlanta, Georgia 30305, or call Mr. Goldberg at (404) 233-2800.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.  If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  YOUR COOPERATION WILL BE APPRECIATED.  YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,

Jude I. Bricker,
Secretary

ALLEGIANT TRAVEL COMPANY

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND "AGAINST" PROPOSAL 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. **ELECTION OF DIRECTORS – THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED**

	FOR	AGAINST	ABSTAIN
(a) Montie Brewer	☐	☐	☐
(b) Gary Ellmer	☐	☐	☐
(c) Maurice J. Gallagher, Jr.	☐	☐	☐
(d) Linda A. Marvin	☐	☐	☐
(e) Charles W. Pollard	☐	☐	☐
(f) John Redmond	☐	☐	☐

MANAGEMENT PROPOSAL – THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. RATIFICATION OF ERNST & YOUNG, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

STOCKHOLDER PROPOSAL – THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ________________________________ **Signature** ________________________________ **Date** _______________

NOTE: Please sign exactly as name appears hereon. When shares are held in more than one name, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALLEGIANT TRAVEL COMPANY

2015 ANNUAL STOCKHOLDERS MEETING

1201 N. TOWN CENTER DRIVE

LAS VEGAS, NEVADA 89144

THURSDAY, JUNE 18, 2015

9:00 a.m. (Pacific Time)

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2015
ALLEGIANT TRAVEL COMPANY

The undersigned hereby appoints Scott Sheldon and Jude I. Bricker, or either of them, as Proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 20, 2015, at the Annual Meeting of the Stockholders to be held on June 18, 2015 at 9:00 a.m. (local time) at the Company's headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, or any adjournment thereof.